Exhibit 99.1

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Media: Jessie Wuerst (509) 495-8578 jessie.wuerst@avistacorp.com

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Avista Corp. Reports Financial Results for First Quarter 2012

SPOKANE, Wash. – May 2, 2012, 4:05 a.m. PT: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. of $38.4 million, or $0.65 per diluted share, for the first quarter of 2012, compared to $41.9 million, or $0.73 per diluted share for the first quarter of 2011.

“Avista had a solid first quarter of 2012, and we are confirming our consolidated earnings guidance for the year,” said Avista Chairman, President and Chief Executive Officer Scott L. Morris.

“Our utility earnings were within our expectations for the first quarter of 2012. However, they were slightly below the first quarter of 2011, which was colder than average with precipitation and stream flows well above average.

“Based on snowpack levels and recent precipitation, the potential exists to have excellent river run-off conditions and resulting hydroelectric generation. In addition, purchased power and natural gas fuel prices are below the level included in base rates, which ultimately benefits both customers and shareholders.

“Ecova, our primary unregulated subsidiary, had a net loss in the first quarter primarily due to the costs of completing recent acquisitions and the accelerated pace of integrating the companies. We expect, for the full year 2012, that these acquisitions will have a neutral impact on earnings, as the benefits gained from the combination are expected to offset the costs incurred during the first quarter.

“We filed a general rate case in Washington in early April to recover costs associated with capital investments and rising operations and maintenance expenses. We also have proposed a one-year rate reduction designed to rebate to customers, under the Energy Recovery Mechanism in Washington, the 2011 benefit from low natural gas fuel prices and one of the best hydroelectric generation years on record. We expect continued requests for rate adjustments to provide for the timely recovery of our capital investments and increasing operating costs, and to provide the opportunity to improve our earned returns as allowed by regulators,” Morris said.

Summary Results: Avista Corp.’s results for the first quarter of 2012, as compared to the first quarter of 2011 are presented in the table below:

($ in thousands, except per-share data)	Q1 2012	Q1 2011
Operating Revenues	$452,257	$476,586
Income from Operations	$78,722	$84,825
Net Income attributable to Avista Corporation	$38,388	$41,918
Net Income (Loss) attributable to Avista Corporation by Business Segment:
Avista Utilities	$39,477	$40,117
Ecova	$(826)	$1,707
Other	$(263)	$94
Earnings (Loss) per diluted share by Business Segment attributable to Avista Corporation:
Avista Utilities	$0.67	$0.70
Ecova	$(0.01)	$0.03
Other	$(0.01)	$—
Total earnings per diluted share attributable to Avista Corporation	$0.65	$0.73

The decrease in quarterly utility net income was primarily due to an increase in other operating expenses and depreciation and amortization, partially offset by an increase in gross margin (operating revenues less resource costs). The increase in other operating expenses was primarily due to increased electric generation and distribution operation and maintenance costs, pensions and other postretirement benefits expense, and labor costs. The increase in depreciation and amortization is a result of the significant capital investments we continue to make. The increase in gross margin was primarily due to general rate increases, partially offset by lower retail loads due to warmer weather than experienced in the prior year.

The decrease in net income for Ecova for the first quarter of 2012, as compared to the first quarter of 2011, was primarily due to $1.5 million in costs of completing and integrating the recent acquisitions of Prenova, Inc. (Prenova) and LPB Energy Management (LPB). Depreciation and amortization increased $1.2 million due to intangibles recorded in connection with the acquisitions. In addition, Ecova’s total operating expenses increased and revenue growth, excluding the acquisitions, was slightly lower than would be expected on an annualized basis.

The decline in results from the other businesses was primarily due to the net loss on investments in the first quarter of 2012.

Avista Utilities: Operating revenues decreased $32.2 million, and resource costs decreased $37.1 million, which resulted in an increase of $4.9 million in gross margin. The gross margin on electric sales increased $3.2 million, and the gross margin on natural gas sales increased $1.7 million. The increase in both electric and natural gas gross margin was primarily due to general rate increases, partially offset by lower retail loads due to warmer weather. For the three months ended Mar. 31, 2012, we recognized a benefit of $4.2 million under the Energy Recovery Mechanism (ERM) in Washington compared to $4.9 million for the three months ended Mar. 31, 2011.

Electric revenues decreased $15.9 million for the first quarter of 2012 as compared to the first quarter of 2011. Retail electric revenues decreased by $3.4 million, sales of fuel decreased by $19.3 million, while wholesale electric revenues increased by $5.9 million, and other electric revenues increased by $0.9 million.

Retail electric revenues decreased due to a decrease in use per customer as a result of warmer weather during the first quarter, partially offset by the impact of general rate increases.

Wholesale electric revenues increased due to an increase in volumes, partially offset by a decrease in wholesale prices. The increase in sales volumes was primarily due to increased wholesale power optimization and lower than expected retail sales caused by warmer weather.

When electric wholesale market prices are below the cost of operating our natural gas-fired thermal generating units, we sell the natural gas purchased for generation of electricity in the wholesale market rather than operate the generating units. The revenues from sales of fuel decreased due to a decrease in the volume of natural gas fuel sold as part of thermal generation resource optimization activities and higher usage of our thermal generation plants. This was due in part to decreased hydroelectric generation.

Natural gas revenues decreased $5.7 million primarily due to a decrease in retail natural gas revenues.

The decrease in retail natural gas revenues was due to a decrease in volumes, partially offset by slightly higher retail rates. We delivered less retail natural gas in the first quarter of 2012 as compared to the first quarter of 2011 primarily due to warmer weather. Residential natural gas use per customer decreased 4 percent, and commercial use per customer decreased 5 percent as compared to the first quarter of 2011.

Ecova: Ecova continues to expand its business from a focus on expense management to delivery of comprehensive energy and sustainability management services. In November 2011, Ecova completed the acquisition of

Prenova, an Atlanta-based energy management company, and in January 2012 the acquisition of LPB, a Dallas-based energy management company, was completed. These acquisitions increase Ecova’s market share and allow Ecova to offer its clients a broader range of services leading to potential future earnings growth.

For the first quarter of 2012, Ecova’s revenues increased $7.9 million, as compared to the first quarter of 2011, and totaled $37.0 million. This increase was primarily due to the acquisitions of Prenova and LPB, which added $5.2 million to operating revenues for the first quarter of 2012.

Ecova’s total operating expenses increased $12.9 million primarily due to increased costs necessary to support ongoing and future business growth, as well as to support the increased revenue volume obtained through the acquisitions.

In the first quarter of 2012, Ecova managed bills totaling $4.4 billion, a decrease of $0.4 billion as compared to the first quarter of 2011. This decrease was due to a decrease in the average value of each bill (due in part to a decline in natural gas prices), partially offset by an increase in accounts managed.

Other Businesses: Earnings attributable to Avista Corporation from METALfx were $0.3 million for each of the first quarters of 2012 and 2011.

Losses on venture fund investments were $0.4 million for the first quarter of 2012 compared to gains of $0.1 million for the first quarter of 2011.

Liquidity and Capital Resources: As of March 31, 2012, we had $343 million of available liquidity under our $400 million committed line of credit, with $37 million of cash borrowings and $20 million in letters of credit outstanding.

We expect to issue up to $100 million of long-term debt in 2012.

We expect to issue up to $45 million of common stock in 2012 (with the majority in the second half of the year) in order to maintain our capital structure at an appropriate level for our business. We have 0.2 million shares available to be issued under the sales agency agreement, and we expect to expand this agreement in the third quarter of 2012.

We are making significant capital investments in generation, transmission and distribution systems to preserve and enhance service reliability for our customers and to replace aging infrastructure. Utility capital expenditures were $58 million for the first quarter of 2012 and are expected to be about $250 million for the full year 2012.

Ecova has a $60 million committed line of credit agreement with a financial institution, which was fully utilized as of March 31, 2012. Ecova is working toward expanding this facility through a multi-bank syndication in 2012.

Earnings Guidance and Outlook

Avista Corp. is confirming its 2012 guidance for consolidated earnings to be in the range of $1.65 to $1.85 per diluted share.

We continue to expect Avista Utilities to contribute in the range of $1.51 to $1.66 per diluted share for 2012. The midpoint of our utility guidance range does not include any benefit or expense under the ERM. However, we are expecting a benefit under the ERM in 2012 within the 90 percent customer/10 percent company sharing band. It is important to note that the forecast of our position in the ERM can vary significantly due to a variety of factors including the level of hydroelectric generation and retail loads, as well as changes in purchased power and natural gas fuel prices. Our outlook for Avista Utilities assumes, among other variables, normal precipitation and temperatures for the remainder of 2012.

For 2012, we continue to expect Ecova to contribute in the range of $0.16 to $0.19 per diluted share and the other businesses to be between break-even and a loss of $0.02 per diluted share.

NOTE: We will host a conference call with financial analysts and investors on May 2, 2012, at 10:30 a.m. ET to discuss this news release. The call is available at (866) 783-2141, pass code: 31812498. A simultaneous webcast of the call is available on our website, www.avistacorp.com. A replay of the conference call will be available through May 9, 2012. Call (888) 286-8010, pass code 47632767, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 360,000 customers and natural gas to 321,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.5 million. Avista’s primary, non-regulated subsidiary is Ecova. Our stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and financial and operating highlights are integral parts of this earnings release.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions (temperatures, precipitation levels and wind patterns) and their effects on energy demand and electric generation, including the effect of precipitation and temperatures on the availability of hydroelectric resources, the effect of wind patterns on the availability of wind resources, the effect of temperatures on customer demand, and similar impacts on supply and demand in the wholesale energy markets; the effect of state and federal regulatory decisions on our ability to recover costs and earn a reasonable return including, but not limited to, the disallowance of costs and investments, and delay in the recovery of capital investments and operating costs; changes in wholesale energy prices that can affect, among other things, the cash requirements to purchase electricity and natural gas, the value received for sales in the wholesale energy market, the necessity to request changes in rates that are subject to regulatory approval, collateral required of us by counterparties on wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; economic conditions in our service areas, including the effect on the demand for, and customers’ payment for, our utility services; global financial and economic conditions (including the impact on capital markets) and their effect on our ability to obtain funding at a reasonable cost; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions; the potential effects of legislation or administrative rulemaking, including the possible adoption of national or state laws requiring our resources to meet certain standards and placing restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension plan, which can affect future funding obligations, pension expense and pension plan liabilities; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers, and prices of purchased energy and demand for energy sales; unplanned outages at any of our generating facilities or the inability of facilities to operate as intended; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of 2000 and 2001, and including possible refunds; the outcome of legal proceedings and other contingencies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs; wholesale and retail competition including, but not limited to, alternative energy sources, suppliers and delivery arrangements; the ability to comply with the terms of the licenses for our hydroelectric generating facilities at cost-effective levels; natural disasters that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; explosions, fires, accidents, or mechanical breakdowns that may occur while operating and maintaining our generation, transmission and distribution systems; blackouts or disruptions of interconnected transmission systems; disruption to information systems, automated controls and other technologies that we rely on for operations, communications and customer service; the potential for terrorist attacks, cyber security attacks or other malicious acts, that cause damage to our utility assets, as well as the national economy in general; including the impact of acts of terrorism, cyber security attacks or vandalism that damage or disrupt information technology systems; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; changes in the long-term climate of the Pacific Northwest, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in industrial, commercial and residential growth and demographic patterns in our service territory or the loss of significant customers; the loss of key suppliers for materials or services; default or nonperformance on the part of any parties from which we purchase and/or sell capacity or energy; deterioration in the creditworthiness of our customers and counterparties; the effect of any potential decline in our credit ratings, including impeded access to capital markets, higher interest costs, and certain covenants with ratings triggers in our financing arrangements and wholesale energy contracts; increasing health care costs and the resulting effect on health insurance provided to our employees and retirees; increasing costs of insurance, more restricted coverage terms and our ability to obtain insurance; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices, whether true or not, which could result in, among other things, costly litigation and a decline in our common stock price; changes in technologies, possibly making some of the current technology obsolete; changes in tax rates and/or policies; changes in the payment acceptance policies of Ecova’s client vendors that could reduce operating revenues; potential difficulties for Ecova in integrating acquired operations and in realizing expected opportunities, diversions of management resources and losses of key employees, challenges with respect to operating new businesses and other unanticipated risks and liabilities; and changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses.

For a further discussion of these factors and other important factors, please refer to our Annual Report on Form 10-K for the year ended Dec. 31, 2011. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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AVISTA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in Thousands except Per Share Amounts)

	First Quarter
	2012	2011
Operating revenues	$452,257	$476,586

Operating expenses:
Utility resource costs	211,012	248,121
Other operating expenses	107,059	90,928
Depreciation and amortization	30,322	27,719
Utility taxes other than income taxes	25,142	24,993

Total operating expenses	373,535	391,761

Income from operations	78,722	84,825
Interest expense, net of capitalized interest	18,752	18,153
Other expense—net	619	632

Income before income taxes	59,351	66,040
Income tax expense	21,138	23,637

Net income	38,213	42,403
Net loss (income) attributable to noncontrolling interests	175	(485)

Net income attributable to Avista Corporation	$38,388	$41,918

Weighted-average common shares outstanding (thousands), basic	58,581	57,342
Weighted-average common shares outstanding (thousands), diluted	58,950	57,414
Earnings per common share attributable to Avista Corporation:
Basic	$0.66	$0.73

Diluted	$0.65	$0.73

Dividends paid per common share	$0.29	$0.275

Issued May 2, 2012

AVISTA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	March 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$72,703	$74,662
Accounts and notes receivable	188,726	203,452
Investments and funds held for clients	164,363	118,536
Other current assets	181,409	217,906
Total net utility property	2,872,940	2,860,776
Other non-current assets	263,311	212,209
Regulatory assets for deferred income taxes	81,709	84,576
Regulatory assets for pensions and other postretirement benefits	256,542	260,359
Other regulatory assets	149,015	160,083
Other deferred charges	23,286	21,972

Total Assets	$4,254,004	$4,214,531

Liabilities and Equity
Accounts payable	$134,261	$166,954
Current portion of long-term debt	7,409	7,474
Current portion of nonrecourse long-term debt of Spokane Energy	13,984	13,668
Short-term borrowings	47,000	96,000
Client fund obligations	164,003	118,325
Other current liabilities	238,372	224,753
Long-term debt	1,170,175	1,169,826
Nonrecourse long-term debt of Spokane Energy	29,181	32,803
Long-term borrowings under committed line of credit	50,000	—
Long-term debt to affiliated trusts	51,547	51,547
Regulatory liability for utility plant retirement costs	228,438	227,282
Pensions and other postretirement benefits	235,576	246,177
Deferred income taxes	508,753	505,954
Other non-current liabilities and deferred credits	110,001	116,084

Total Liabilities	2,988,700	2,976,847

Redeemable Noncontrolling Interests	57,633	51,809
Equity
Avista Corporation Stockholders’ Equity:
Common stock (58,670,801 and 58,422,781 outstanding shares)	857,747	855,188
Retained earnings and accumulated other comprehensive loss	350,392	330,513

Total Avista Corporation Stockholders’ Equity	1,208,139	1,185,701
Noncontrolling interests	(468)	174

Total Equity	1,207,671	1,185,875

Total Liabilities and Equity	$4,254,004	$4,214,531

Issued May 2, 2012

AVISTA CORPORATION

FINANCIAL AND OPERATING HIGHLIGHTS (UNAUDITED)

(Dollars in Thousands)

	First Quarter
	2012	2011
Avista Utilities
Retail electric revenues	$201,240	$204,642
Retail kWh sales (in millions)	2,405	2,471
Retail electric customers at end of period	360,081	358,357
Wholesale electric revenues	$25,017	$19,051
Wholesale kWh sales (in millions)	886	596
Sales of fuel	$25,043	$44,372
Other electric revenues	$4,756	$3,887
Retail natural gas revenues	$129,491	$133,872
Wholesale natural gas revenues	$44,340	$45,022
Transportation and other natural gas revenues	$3,669	$4,337
Total therms delivered (in thousands)	336,588	298,266
Retail natural gas customers at end of period	320,942	318,826
Intracompany revenues	$27,646	$17,036
Income from operations (pre-tax)	$79,081	$79,499
Net income attributable to Avista Corporation	$39,477	$40,117
Ecova
Revenues	$37,010	$29,158
Income (loss) from operations (pre-tax)	$(1,600)	$3,486
Net income (loss) attributable to Avista Corporation	$(826)	$1,707
Other
Revenues	$9,787	$9,731
Income from operations (pre-tax)	$1,241	$1,840
Net income (loss) attributable to Avista Corporation	$(263)	$94

Issued May 2, 2012